Filed Pursuant to Rule 424(b)(3)
File Number 333-140852

STEN CORPORATION

PROSPECTUS SUPPLEMENT NO. 9
to Prospectus dated January 10, 2008

This Prospectus Supplement No. 9 supplements our prospectus dated January 10, 2008, as previously supplemented (collectively, the “Prospectus”).

We are supplementing the Prospectus to provide the information contained in the attached Current Report on Form 8-K dated November 4, 2008  that was filed on November 7, 2008.

The information contained in this Prospectus Supplement No. 9, including the information attached hereto, supplements and supersedes, in part, the information contained in the Prospectus.  This Prospectus Supplement No. 9 should be read in conjunction with the Prospectus, and is qualified by reference to the Prospectus except to the extent that the information in this Prospectus Supplement No. 9 supersedes the information contained in the Prospectus.  You should read carefully the entire Prospectus, as supplemented by this Prospectus Supplement No. 9, and the documents referred to in each of them, in order to fully understand our business, the offering and the notes we are offering.

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement No. 9 and the Prospectus. No one has been authorized to provide you with different information.  You should not assume that the information in this Prospectus Supplement No. 9 or the Prospectus is accurate as of any date other than the date on the first page of each of the documents.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 9 is November 4, 2008.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 4, 2008

STEN CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	000-18785	41-1391803
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer (ID Number)

10275 Wayzata Blvd.  Suite 310, Minnetonka, Minnesota 55305

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (952) 545-2776

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 4 through 8 are not applicable and therefore omitted.

Item 1.01

Entry Into a Material Definitive Agreement

Item 2.03

Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant

On November 23, 2007, STEN Corporation (“STEN”) and certain of its wholly-owned subsidiaries, (collectively with STEN, the “Borrowers”), entered into a Security Agreement (the “Security Agreement”) with LV Administrative Services, Inc. (the “Agent”) as administrative and collateral agent for Valens U.S. SPV I, LLC (the “Lender”).  The Security Agreement was amended effective August 22, 2008 by an Omnibus Amendment with the Agent and the Lender.

Effective November 4, 2008, STEN and its subsidiaries (collectively, the “Companies”) entered into an Omnibus Amendment dated October 31, 2008 with the Agent and the Lender (the “Amendment”) relating to the Security Agreement.  A copy of the Amendment is attached hereto as Exhibit 10.1.

Pursuant to the Amendment, the parties amended the certain definitions of to permit certain inventory  associated with Stencor, Inc. (“Stencor”), a wholly-owned subsidiary of STEN, to be included in the calculation of the amount the Companies may borrow under the Security Agreement.  The portion of the outstanding principal amount that relates to the availability provided by the Stencor inventory will bear additional interest at a rate equal to two percent per month.

As required by the Amendment, Kenneth W. Brimmer, the Company’s Chief Executive Officer and Chairman of the Board of Directors, entered into a letter agreement dated October 31, 2008 (the “Letter”) with the agent for the Lender.  Under the Letter, Mr. Brimmer agreed to deliver an executed asset purchase agreement to the agent within 30 days of October 31, 2008.  The asset purchase agreement would provide for the purchase by Mr. Brimmer of substantially all of the assets of Stencor for consideration of no less than $1,300,000 (inclusive of the assumption of the current mortgage and the assumption of certain accounts payable) and with other terms and conditions satisfactory to the Lender, including a closing date of no later than 60 days following the execution of the asset purchase agreement. The Board of Directors of STEN has established a special committee to actively solicit and evaluate alterative proposals for the sale of Stencor’s assets or business on terms superior to those reflected in the Letter, as well as to negotiate any agreement with Mr. Brimmer relating to the Stencor assets.  STEN has no obligation to negotiate exclusively with Mr. Brimmer regarding any transaction involving Stencor.  The special committee is comprised of the independent members of the Board of Directors, Allan D. Anderson, Gervaise Wilhelm and Robert Kuschke.

In exchange for the Amendment, STEN issued the Lender a common stock purchase warrant (the “Warrant”) to purchase 100,000 shares of the Company’s common stock, attached hereto as Exhibit 10.2.  The exercise price of the Warrant is $0.01 per share and the Warrant expires on August 22, 2013.  By the terms of the Warrant, the holder may not sell any part of the shares underlying the warrant prior to September 1, 2009 or exercise any portion of the Warrant that would result in beneficial ownership by the holder and its affiliates of any amount greater than 9.99% of the then outstanding shares of common stock (whether or not, at the time of such exercise, the holder and its affiliates beneficially own more than 9.99% of the then outstanding shares of common stock). The Companies will also pay certain fees and expenses to the Lender in connection with the Amendment.

On November 6, 2008, the Company repaid the principal amount of  $150,000 of a renewable unsecured subordinated note with the maturity date of October 18, 2008 that the Company previously reported had been unpaid resulting in an event of default.  Through the Amendment, the Lender waived events of default under the Security Agreement arising from the events of default with respect to the renewable unsecured subordinated notes.

The summaries of the Amendment, the Letter and the Warrant do not purport to be complete and are subject to and qualified in their entirety by reference to each such document, which are included as Exhibits 10.1, 10.2 and 10.3 of Item 9.01 to this Form 8-K and are incorporated by reference into these Items 1.01 and 2.03.

Item 3.02

Unregistered Sales of Equity Securities

The information set forth in Items 1.01 and 2.03 herein are incorporated by reference into this Item 3.02 of this Current Report on Form 8-K.

The issuance of the Warrant was a transaction not registered under the Securities Act of 1933, as amended.  Other than agreements with respect to the Security Agreement and the Amendment and related transactions described in the Security Agreement or above, there are no other agreements between the Company and the Lender.

Based on the manner of sale of the Warrant and representations of the Lender, who is accredited, the Company believes that pursuant to Regulation D, the issuances was part of a private placement not involving any public offering within the meaning of Section 4(2) of the Securities Act of 1933, as amended, and was, therefore, exempt from the registration requirements thereof.

Item 9.01

Financial Statements and Exhibits

Exhibit	Description
10.1

Omnibus Amendment dated October 31, 2008 by and among STEN Corporation, STEN Credit Corporation, STENCOR, Inc., STEN Financial Corp., EasyDrive Cars and Credit Corp., BTAC Properties, Inc., Alliance Advance, Inc., STEN Acquisition Corporation, and Burger Time Acquisition Corporation, and Valens U.S. SPV I, LLC, as lender, LV Administrative Services, Inc., as administrative and collateral agent.

10.2	Common Stock Purchase Warrant dated October 31, 2008 issued by STEN Corporation to Valens U.S. SPV I, LLC for 100,000 shares of common stock.
10.3	Letter dated October 31, 2008 from Kenneth W. Brimmer to LV Administrative Services, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 6, 2008	STEN CORPORATION By: /s/ Kenneth W. Brimmer Kenneth W. Brimmer Chief Executive Officer

EXHIBIT 10.1

OMNIBUS AMENDMENT AND WAIVER

This Omnibus Amendment and Waiver (the “Amendment”) dated as of October 31, 2008, by and between STEN Corporation, a Minnesota corporation (“STEN”), STEN Credit Corporation, a Utah corporation (“STEN Credit”), STENCOR, Inc., a Minnesota corporation (“STENCOR”), STEN Financial Corporation, a Utah corporation (“STEN Financial”), EasyDrive Cars and Credit Corp., an Arizona corporation (“EasyDrive”), BTAC Properties, Inc., a Minnesota corporation (“BTAC”), Alliance Advance, Inc., an Arizona corporation (“Alliance”), STEN Acquisition Corporation, a Minnesota corporation (“STEN Acquisition”), and Burger Time Acquisition Corporation, a Minnesota corporation (“BT Acquisition” and together with STEN, STEN Credit, STENCORP, EasyDrive, BTAC, Alliance, STEN Acquisition, each a “Company” and collectively, the “Companies”) and LV ADMINISTRATIVE SERVICES, INC., as administrative and collateral agent (the “Agent”) for VALENS U.S. SPV I, LLC, a Delaware limited liability company (“Valens”) and the lenders from time to time party to the Security Agreement (as defined herein) (the “Lenders” together with the Valens and the Agent, collectively, the “Creditor Parties” and each, a “Creditor Party”), amends (i) that certain Amended and Restated Secured Revolving Note, dated as of August 22, 2008, by the Company in favor of Valens (as amended, modified or supplemented from time to time, the “Note”) issued pursuant to the terms of the Security Agreement, dated as of November 23, 2007, between the Company and the Creditor Parties (as amended, modified or supplemented from time to time, the “Security Agreement” and, together with the Note and the other Ancillary Agreements referred to in the Security Agreement, the “Documents”) and (ii) the Security Agreement.  Capitalized terms used but not defined herein shall have the meanings given them in the Security Agreement.

PREAMBLE

WHEREAS, the Creditor Parties and the Companies desire to amend the transactions contemplated by the Security Agreement.

 NOW, THEREFORE, in consideration of the covenants, agreements and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.

The Creditor Parties and the Companies agree that Annex A to the Security Agreement is hereby amended by deleting the definition of “Inventory Availability”, appearing therein and inserting the following new definition in lieu thereof:

“Inventory Availability” means the lesser of (a) the sum of (i) the lesser of (A) fifty percent (50%) of the Kelley Blue Book wholesale value of the Eligible Owned Inventory, or (B) cost, plus (ii) fifty percent (50%) of the Kelley Blue Book wholesale value of the Eligible Repossession Inventory, and (b) the applicable Sublimit.

2.

The Creditor Parties and the Company agree that Annex A to the Security Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical order:

“Eligible Stencor Inventory” means Inventory (that is not Eligible Inventory) owned solely by Stencor which the Agent, in its sole and absolute discretion, determines:  (a) is subject to a first priority perfected Lien in favor of the Agent and is subject to no other Liens whatsoever (other than Permitted Liens); (b) is located on premises with respect to which the Agent has received a landlord or mortgagee waiver acceptable in form and substance to the Agent; (c) is not in transit; (d) is in good condition and meets all standards imposed by any governmental agency, or department or division thereof having regulatory Governmental Authority over such Inventory, its use or sale including the Federal Fair Labor Standards Act of 1938 as amended, and all rules, regulations and orders thereunder; (e) is currently either usable or salable in the normal course of such Company’s business; (f) is not placed by such Company on consignment or held by such Company on consignment from another Person; (g) is in conformity with the representations and warranties made by such Company to the Agent with respect thereto; (h) is not subject to any Intellectual Property licensing, with any third parties; (i) does not require the consent of any Person for the completion of manufacture, sale or other disposition of such Inventory by Company or any other Person and such completion, manufacture or sale does not constitute a breach or default under any contract or agreement to which such Company is a party or to which such Inventory is or may be subject; (j) is not work-in-process; (k) is covered by casualty insurance acceptable to the Agent and under which the Agent has been named as a lender’s loss payee and additional insured; and (l) which is not ineligible for any other reason; provided, however, that this clause (l) shall not apply in the case of any determination made as to Inventory on or after the Specified Assignment Date.

“Stencor Inventory Availability” means the lesser of (a) the sum of fifty percent (50%) of the Eligible Stencor Inventory or (b) the applicable Sublimit.

“Sublimit” means (i) for the period commencing on October 31, 2008 through and including January 31, 2009, $1,500,000, and (ii) for the period commencing on February 1, 2009 and continuing thereafter through the remainder of the Term, $1,000,000.

3.

The Creditor Parties and the Companies agree that Section 2(a)(i) of the Security Agreement is hereby amended by deleting the First sentence appearing therein and inserting the following new sentence in lieu thererof:

“Subject to the terms and conditions set forth herein and in the Ancillary Agreements, each Lender, severally and not jointly, may make revolving loans (the “Revolving Loans”) to the Companies from time to time during the Term which, in the aggregate at any time outstanding, will not exceed such Lender’s Revolving Commitment Percentage of the lesser of (x) (I) the Capital Availability Amount minus (II) the Reserves, and (y) an amount equal to (I) the Accounts Availability plus (II) an amount equal to Inventory Availability plus Stencor Inventory Availability, minus (III) the Reserves.  The amount derived at any time from Section 2(a)(i)(y)(I) plus Section 2(a)(i)(y)(II) minus 2(a)(i)(y)(III) shall be referred to as the “Formula Amount.”

4.

The Creditor Parties and the Companies agree that Section 5(b) of the Security Agreement is hereby amended by inserting the following new sub-section “(iv)” at the end of said Section 5(b):

“(iv)

Stencor Inventory Availability Payment.  Without affecting the Lenders’ rights hereunder, in addition to all other Obligations that may arise hereunder or under any other Ancillary Agreement the portion of the outstanding principal amount of the Note, with respect to the Stencor Inventory Availability, solely, shall bear additional interest at a rate equal to two percent (2%) per month.  All amounts that are incurred pursuant to this Section 5(b)(iv) shall be due and payable by the Companies monthly, in arrears, on the first business day of each calendar month and upon expiration of the Term.”

5.

The Companies hereby covenant agree that by no later than January 31, 2009, the office located at 10275 Wayzata Blvd, Suite 310, Minnetonka, MN 55305 (the “Minnesota Office”) shall be closed and lease terminated and all operations and assets conducted and/or located, respectively at the Minnesota Office shall have been relocated to 7607 East McDowell Road, Suite 107, Scottsdale, AZ 85257.

6.

In consideration of the foregoing, the receipt and sufficiency of which is hereby acknowledged, STEN shall issue a warrant in form and substance satisfactory to the Agent (the “New Warrants”) as attached as Exhibit A, to purchase up to 100,000 shares of Common Stock of STEN (the “New Warrant Shares”).  The defined term “Warrants” in the Security Agreement shall be deemed to include the Common Stock Purchase Warrant issued on the Closing Date and the New Warrants and the defined term “Warrant Shares” in the Security Agreement shall be deemed to include the New Warrant Shares.

7.

The amendments and waivers set forth above shall be effective as of the date first above written (the “Amendment Effective Date”) once (i) each Company, the Agent and Valens shall have duly executed and the Companies shall have delivered to Agent its respective counterpart to this Amendment; (ii) Valens shall have received the New Warrants, and (iii) the Chief Executive Officer, each Company and the Agent shall have executed the side letter relating to the sale of Stencor.

8.

As of the Amendment Effective Date, Lender waives any default or Event of Default that may have arisen under the Security Agreement prior to the Amendment Effective Date, relating solely to (a) STEN’s failure to pay the principal amount of the Renewable Unsecured Notes when the same became due and payable on a “Payment Date” (as defined in the Renewable Unsecured Documents) during the period from October 16, 2008 to the Amendment Effective Date; (b) each default or “Event of Default” under the Renewable Unsecured Documents occurring during the period from October 26, 2008 to the Amendment Effective Date, including those relating to the matters described in subparagraph (a); and (c) any breach or violation by STEN of any representation, warranty, covenant or agreement of the Security Agreement relating to the matters described in subparagraphs (a) or (b) of this Section 8.

9.

Except as specifically set forth in this Amendment, there are no other amendments, modifications or waivers to the Documents, and all of the other forms, terms and provisions of the Documents remain in full force and effect.

10.

Each Company hereby represents and warrants to each Creditor Party that (i) no Event of Default exists on the date hereof, (ii) on the date hereof, all representations, warranties and covenants made by the Company in connection with the Documents are true, correct and complete and (iii) on the date hereof, all of the Company’s covenant requirements have been met.

11.

From and after the Amendment Effective Date, all references in the Documents shall be deemed to be references to the Documents, as the case may be, as modified hereby.

12.

This Amendment shall be binding upon the parties hereto and their respective successors and permitted assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and their respective successors and permitted assigns.  THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.  This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument.

[signature page follows]

WHEREOF, each of the parties hereto has executed this Amendment or has caused this Amendment to be executed on its behalf by a representative duly authorized, all as of the date first IN WITNESS above set forth.

PURCHASER:	COMPANY:

VALENS U.S. SPV I, LLC By: Valens Capital Management, LLC its investment manager	STEN CORPORTION
By: ______________________________ Name: Patrick Regan Title: Authorized Signatory	By: _______________________________ Name: Kenneth W. Brimmer Title: Chief Executive Officer

AGENT:
LV ADMINISTRATIVE SERVICES, INC. By: ______________________________ Name: Patrick Regan Title: Authorized Signatory	STEN CREDIT CORPORTION By: ______________________________ Name: Kenneth W. Brimmer Title: Chief Executive Officer
STENCOR INC. By: _______________________________ Name: Kenneth W. Brimmer Title: Chief Executive Officer
EASY DRIVE CARS AND CREDIT CORPORATION By: _______________________________ Name: Kenneth W. Brimmer Title: Chief Executive Officer
BTAC PROPERTIES, INC. By: _______________________________ Name: Kenneth W. Brimmer Title: Chief Executive Officer
STEN FINANCIAL CORPORATION By: _______________________________ Name: Kenneth W. Brimmer Title: Chief Executive Officer
ALLIANCE ADVANCE, INC. By: _______________________________ Name: Kenneth W. Brimmer Title: Chief Executive Officer

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. THIS WARRANT AND THE COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS WARRANT UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR (B) AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

Right to Purchase up to 100,000 Shares of Common Stock of
STEN CORPORATION
(subject to adjustment as provided herein)

COMMON STOCK PURCHASE WARRANT

No.____

Issue Date:  October 31, 2008

STEN CORPORATION, a corporation organized under the laws of the State of Minnesota (the “Company”), hereby certifies that, for value received, VALENS U.S. SPV I, LLC, or permitted transferees or assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company (as defined herein) from and after the Issue Date of this Warrant and at any time or from time to time before 5:00 p.m., New York time, through the close of business October 31, 2013 (the “Expiration Date”), up to 100,000 fully paid and non-assessable shares of Common Stock (as hereinafter defined), $0.01 par value per share, at the applicable Exercise Price per share (as defined below).  The number and character of such shares of Common Stock and the applicable Exercise Price per share are subject to adjustment as provided herein.

As used herein the following terms, unless the context otherwise requires, have the following respective meanings:

(a)

“Common Stock” means (i) the Company’s Common Stock, par value $0.01 per share; and (ii) any other securities into which or for which any of the securities described in the preceding clause (i) may be converted or exchanged pursuant to a plan of recapitalization, reorganization, merger, sale of assets or otherwise.

(b)

“Company” means STEN Corporation and any person or entity which shall succeed, or assume the obligations of, STEN Corporation hereunder.

(c)

“Exercise Price” means a price of $0.01 per share.

(d)

“Other Securities” means any stock (other than Common Stock), including, but not limited to, the Closing Shares (as defined in the Security Agreement) and other securities of the Company or any other person (corporate or otherwise) which the Holder at any time shall be entitled to receive, or shall have received, on the exercise of this Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 4 or otherwise.

(e)

“Security Agreement” means the Security Agreement dated as of the date hereof among the Company, various Subsidiaries of the Company party thereto, the Holder, the other Lenders (as defined therein) from time to time party thereto and LV Administrative Services, Inc., as administrative and collateral agent for the Lenders, as amended, modified, restated and/or supplemented from time to time.

1.

Exercise of Warrant.

a.

Number of Shares Issuable upon Exercise.  From and after the date hereof through and including the Expiration Date, the Holder shall be entitled to receive, upon proper exercise of this Warrant in whole or in part, by delivery of an original or fax copy of an exercise notice in the form attached hereto as Exhibit A (the “Exercise Notice”) and payment of the Exercise Price (either in cash or securities or on a cashless basis) therefor, shares of Common Stock of the Company, subject to adjustment pursuant to Section 4.

b.

Fair Market Value.  For purposes hereof, the “Fair Market Value” of a share of Common Stock as of a particular date (the “Determination Date”) shall mean:

i.

If the Company’s Common Stock is traded on the American Stock Exchange or  another national exchange or is quoted on the National or Capital Market of The Nasdaq Stock Market, Inc. (“Nasdaq”), then the closing or last sale price, respectively, reported for the last business day immediately preceding the Determination Date.

ii.

If the Company’s Common Stock is not traded on the American Stock Exchange or another national exchange or on the Nasdaq but is traded on the NASD Over the Counter Bulletin Board, then the mean of the average of the closing bid and asked prices reported for the last business day immediately preceding the Determination Date.

iii.

Except as provided in clause (d) below, if the Company’s Common Stock is not publicly traded, then as the Holder and the Company agree or in the absence of agreement by arbitration in accordance with the rules then in effect of the American Arbitration Association, before a single arbitrator to be chosen from a panel of persons qualified by education and training to pass on the matter to be decided.

iv.

If the Determination Date is the date of a liquidation, dissolution or winding up, or any event deemed to be a liquidation, dissolution or winding up pursuant to the Company’s charter, then all amounts to be payable per share to holders of the Common Stock pursuant to the charter in the event of such liquidation, dissolution or winding up, plus all other amounts to be payable per share in respect of the Common Stock in liquidation under the charter, assuming for the purposes of this clause (d) that all of the shares of Common Stock then issuable upon exercise of this Warrant are outstanding at the Determination Date.

c.

Company Acknowledgment.  The Company will, at the time of the exercise of this Warrant, upon the request of the Holder acknowledge in writing its continuing obligation to afford to the Holder any rights to which the Holder shall continue to be entitled after such exercise in accordance with the provisions of this Warrant.  If the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to the Holder any such rights.

d.

Trustee for Warrant Holders.  In the event that a bank or trust company shall have been appointed as trustee for the Holder pursuant to Subsection 3.2, such bank or trust company shall have all the powers and duties of a warrant agent (as hereinafter described) and shall accept, in its own name for the account of the Company or such successor person as may be entitled thereto, all amounts otherwise payable to the Company or such successor, as the case may be, on exercise of this Warrant pursuant to this Section 1.

e.

Limitation on Sale of Common Stock.  Notwithstanding anything contained herein to the contrary, the Holder shall not be entitled to sell any shares of Common Stock underlying this Warrant, in whole or in part, prior to September 1, 2009 (the “Lock-up Period”).  Notwithstanding the foregoing, the Lock-up Period shall become null and void without any notice to the Company upon the occurrence and during the continuance of an Event of Default (as defined in the Security Agreement).

2.

Procedure for Exercise.

a.

Delivery of Stock Certificates, Etc., on Exercise.  The Company agrees that the shares of Common Stock purchased upon exercise of this Warrant shall be deemed to be issued to the Holder as the record owner of such shares as of the close of business on the date on which the Exercise Notice is received, this Warrant shall have been surrendered and payment made for such shares in accordance herewith.  As soon as practicable after the exercise of this Warrant in full or in part, and in any event within five (5) business days thereafter, the Company at its expense (including the payment by it of any applicable issue taxes) will cause to be issued in the name of and delivered to the Holder, or as the Holder (upon payment by the Holder of any applicable transfer taxes) may direct in compliance with applicable securities laws, a certificate or certificates for the number of duly and validly issued, fully paid and non-assessable shares of Common Stock (or Other Securities) to which the Holder shall be entitled on such exercise, plus, in lieu of any fractional share to which the Holder would otherwise be entitled, cash equal to such fraction multiplied by the then Fair Market Value of one full share, together with any other stock or other securities and property (including cash, where applicable) to which the Holder is entitled upon such exercise pursuant to Section 1 or otherwise.

b.

Exercise.

i.

Payment may be made either (i) in cash by wire transfer of immediately available funds or by certified or official bank check payable to the order of the Company equal to the applicable aggregate Exercise Price, (ii) by delivery of shares of Common Stock and/or Common Stock issuable upon exercise of this Warrant in accordance with the formula set forth in subsection (b) below, or (iii) by a combination of any of the foregoing methods, for the number of shares of Common Stock specified in such Exercise Notice (as such exercise number shall be adjusted to reflect any adjustment in the total number of shares of Common Stock issuable to the Holder per the terms of this Warrant) and the Holder shall thereupon be entitled to receive the number of duly authorized, validly issued, fully-paid and non-assessable shares of Common Stock (or Other Securities) determined as provided herein.

ii.

Notwithstanding any provisions herein to the contrary, if the Fair Market Value of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company together with the properly endorsed Exercise Notice in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X=	Y(A-B)
A

Where X =	the number of shares of Common Stock to be issued to the Holder
Y =

the number of shares of Common Stock purchasable under this Warrant or, if only a portion of this Warrant is being exercised, the portion of this Warrant being exercised (at the date of such calculation)

A =	the Fair Market Value of one share of the Company’s Common Stock (at the date of such calculation)
B =	the Exercise Price per share (as adjusted to the date of such calculation)

3.

Effect of Reorganization, Etc.; Adjustment of Exercise Price.

a.

Reorganization, Consolidation, Merger, Etc.  If there occurs any capital reorganization or any reclassification of the Common Stock of the Company, the consolidation or merger of the Company with or into another person (other than a merger or consolidation of the Company in which the Company is the continuing entity and which does not result in any reorganization or reclassification of its outstanding Common Stock) or the sale or conveyance of all or substantially all of the assets of the Company to another person, then, as a condition precedent to any such reorganization, reclassification, consolidation, merger, sale or conveyance, the Holder will be entitled to receive upon surrender of this Warrant to the Company (x) to the extent there are cash proceeds distributed to holders of Common Stock following the consummation of such reorganization, reclassification, consolidation, merger, sale or conveyance, in exchange for such Warrant, cash in an amount equal to the cash proceeds that would have been payable to the Holder had the Holder exercised such Warrant immediately prior to the consummation of such reorganization, reclassification, consolidation, merger, sale or conveyance, less the aggregate Exercise Price payable upon exercise of this Warrant, and (y) to the extent that the Holder would be entitled to receive Common stock (or Other Securities) (in addition to or in lieu of cash in connection with any such reorganization, reclassification, consolidation, merger, sale or conveyance), the same kind and amounts of securities or other assets, or both, that are issuable or distributable to the holders of outstanding Common Stock (or Other Securities) of the Company with respect to their Common Stock (or Other Securities) upon such reorganization, reclassification, consolidation, merger, sale or conveyance, as would have been deliverable to the Holder had the Holder exercised such Warrant immediately prior to the consummation of such reorganization, reclassification, consolidation, merger, sale or conveyance less an amount of such securities having a value equal to the aggregate Exercise Price payable upon exercise of this Warrant.

b.

Dissolution.  In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, concurrently with any distributions made to holders of its Common Stock, shall at its expense deliver or cause to be delivered to the Holder the stock and other securities and property (including cash, where applicable) receivable by the Holder pursuant to Section 3.1, or, if the Holder shall so instruct the Company, to a bank or trust company specified by the Holder and having its principal office in New York, NY as trustee for the Holder (the “Trustee”).

Continuation of Terms.  Upon any reorganization, consolidation, merger or transfer in which cash proceeds (and any dissolution following any transfer) referred to in this Section 3 are distributed, either (i) in the event that this Warrant continues in full force and effect, the terms of this Warrant shall be applicable to the shares of stock and other securities and property receivable on the exercise of this Warrant after the consummation of such reorganization,

c.

consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any such stock or other securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant as provided in Section 4 or (ii) in the event this Warrant does not continue in full force and effect after the consummation of the transactions described in this Section 3, then the Company’s securities and property (including cash, where applicable) receivable by the Holder will be delivered to the Holder under Section 3.1 or the Trustee as contemplated by Section 3.2.

4.

Extraordinary Events Regarding Common Stock.  In the event that the Company shall (a) issue additional shares of the Common Stock as a dividend or other distribution on outstanding Common Stock or any preferred stock issued by the Company, (b) subdivide its outstanding shares of Common Stock, (c) combine its outstanding shares of the Common Stock into a smaller number of shares of the Common Stock, then, in each such event, the number of shares of Common Stock that the Holder shall thereafter, on the exercise hereof as provided in Section 1, be entitled to receive shall be adjusted to a number determined by multiplying the number of shares of Common Stock that would otherwise (but for the provisions of this Section 4) be issuable on such exercise by a fraction of which (a) the numerator is the number of issued and outstanding shares of Common Stock immediately after such Event, and (b) the denominator is the number of issued and outstanding shares of Common Stock immediately prior to such Event.

5.

Certificate as to Adjustments.  In each case of any adjustment or readjustment in the shares of Common Stock (or Other Securities) issuable on the exercise of this Warrant, the Company at its expense will promptly cause its Chief Financial Officer or other appropriate designee to compute such adjustment or readjustment in accordance with the terms of this Warrant and prepare a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (a) the consideration received or receivable by the Company for any additional shares of Common Stock (or Other Securities) issued or sold or deemed to have been issued or sold, (b) the number of shares of Common Stock (or Other Securities) outstanding or deemed to be outstanding, and (c) the Exercise Price and the number of shares of Common Stock to be received upon exercise of this Warrant, in effect immediately prior to such adjustment or readjustment and as adjusted or readjusted as provided in this Warrant.  The Company will forthwith mail a copy of each such certificate to the Holder and any warrant agent of the Company (appointed pursuant to Section 11 hereof).

6.

Reservation of Stock, Etc., Issuable on Exercise of Warrant.  The Company will at all times reserve and keep available, solely for issuance and delivery on the exercise of this Warrant, shares of Common Stock (or Other Securities) from time to time issuable on the exercise of this Warrant.

7.

Assignment; Exchange of Warrant.  Subject to compliance with applicable securities laws, this Warrant, and the rights evidenced hereby, may be transferred by any registered holder hereof (a “Transferor”) in whole or in part.  On the surrender for exchange of this Warrant, with the Transferor’s endorsement in the form of Exhibit B attached hereto (the “Transferor Endorsement Form”) and together with evidence reasonably satisfactory to the Company demonstrating compliance with applicable securities laws, which shall include, without limitation, a legal opinion from the Transferor’s counsel (at the Company’s expense) that provides that such transfer is exempt from the registration requirements of applicable securities laws, the Company at its expense (but with payment by the Transferor of any applicable transfer taxes) will issue and deliver to or on the order of the Transferor thereof a new Warrant of like tenor, in the name of the Transferor and/or the transferee(s) specified in such Transferor Endorsement Form (each a “Transferee”), calling in the aggregate on the face or faces thereof for the number of shares of Common Stock called for on the face or faces of this Warrant so surrendered by the Transferor.

8.

Replacement of Warrant.  On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of any such loss, theft or destruction of this Warrant, on delivery of an indemnity agreement or security reasonably satisfactory in form and amount to the Company or, in the case of any such mutilation, on surrender and cancellation of this Warrant, the Company at its expense will execute and deliver, in lieu thereof, a new Warrant of like tenor.

9.

Intentionally Omitted.

10.

Maximum Exercise.  Notwithstanding anything herein to the contrary, in no event shall the Holder be entitled to exercise any portion of this Warrant in excess of that portion of this Warrant upon exercise of which the sum of (1) the number of shares of Common Stock beneficially owned by the Holder and its Affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unexercised portion of this Warrant or the unexercised or unconverted portion of any other security of the Holder subject to a limitation on conversion analogous to the limitations contained herein) and (2) the number of shares of Common Stock issuable upon the exercise of the portion of this Warrant with respect to which the determination of this proviso is being made, would result in beneficial ownership by the Holder and its Affiliates of any amount greater than 9.99% of the then outstanding shares of Common Stock (whether or not, at the time of such exercise, the Holder and its Affiliates beneficially own more than 9.99% of the then outstanding shares of Common Stock). As used herein, the term “Affiliate” means any person or entity that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a person or entity, as such terms are used in and construed under Rule 144 under the Securities Act of 1933, as amended.  For purposes of the second preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulations 13D-G thereunder, except as otherwise provided in clause (1) of such sentence. For any reason at any time, upon written or oral request of the Holder, the Company shall within one (1) business day confirm orally and in writing to the Holder the number of shares of Common Stock outstanding as of any given date.  The limitations set forth herein (x) shall automatically become null and void following notice to the Company upon the occurrence and during the continuance of an Event of Default (as defined in the Security Agreement) and (y) may be waived by the Holder upon provision of no less than sixty-one (61) days prior written notice to the Company; provided, however, that, such written notice of waiver shall only be effective to the extent that no indebtedness (including principal, interest, fees and charges) of the Company to the Holder or any of its Affiliates is outstanding.  Notwithstanding the foregoing, at no time shall the Company be obligated to issue any shares of Common Stock pursuant to the terms of this Warrant, the Security Agreement, any Ancillary Agreement (as defined in the Security Agreement) or any other applicable agreement if the issuance of such shares of Common Stock would exceed the aggregate number of shares of Common Stock which the Company may issue pursuant to the terms of this Warrant, the Security Agreement, any Ancillary Agreement or any other applicable agreement without violating the rules or regulations of the Principal Market (the “Exchange Cap”), except that such limitation shall not apply in the event that the Company obtains the approval of its stockholders as required by the applicable rules or regulations of the Principal Market for issuances of Common Stock in excess of such amount.

11.

Warrant Agent.  The Company may, by written notice to the Holder of this Warrant, appoint an agent for the purpose of issuing Common Stock (or Other Securities) on the exercise of this Warrant pursuant to Section 1, exchanging this Warrant pursuant to Section 7, and replacing this Warrant pursuant to Section 8, or any of the foregoing, and thereafter any such issuance, exchange or replacement, as the case may be, shall be made at such office by such agent.

12.

Transfer on the Company’s Books.  Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

13.

Rights of Shareholders.  The Holder shall not be entitled to vote or receive dividends or be deemed the holder of the shares of Common Stock or any other securities of the Company which may at any time be issuable upon exercise of this Warrant for any purpose (the “Warrant Shares”), nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote for the election of directors or upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon the recapitalization, issuance of shares, reclassification of shares, change of nominal value, consolidation, merger, conveyance or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise, in each case, until the earlier to occur of (x) the date of actual delivery to Holder (or its designee) of the Warrant Shares issuable upon the exercise hereof or (y) the fifth business day following the date such Warrant Shares first become deliverable to Holder, as provided herein.

14.

Notices, Etc.  All notices and other communications from the Company to the Holder shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company in writing by the Holder from time to time.

15.

Miscellaneous.  This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. THIS WARRANT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.  ANY ACTION BROUGHT CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS WARRANT SHALL BE BROUGHT ONLY IN THE STATE COURTS OF NEW YORK OR IN THE FEDERAL COURTS LOCATED IN THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT THE HOLDER MAY CHOOSE TO WAIVE THIS PROVISION AND BRING AN ACTION OUTSIDE THE STATE OF NEW YORK.  The individuals executing this Warrant on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury.  The prevailing party shall be entitled to recover from the other party its reasonable attorneys’ fees and costs.  In the event that any provision of this Warrant is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Warrant.  The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof.  The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision hereof.  The Company acknowledges that legal counsel participated in the preparation of this Warrant and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Warrant to favor any party against the other party.

[BALANCE OF PAGE INTENTIONALLY LEFT BLANK;
SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has executed this Warrant as of the date first written above.

WITNESS:	STEN CORPORATION
__________________________________	By: ____________________________ Name: Kenneth W. Brimmer Title: Chief Executive Officer

EXHIBIT A

FORM OF SUBSCRIPTION

(To Be Signed Only On Exercise Of Warrant)

To:

STEN Corporation
10275 Wayzata Blvd., Ste. 310
Minnetonka, MN 55305
Attention:

The undersigned, pursuant to the provisions set forth in the attached Warrant (No.____) (the “Warrant”), hereby irrevocably elects to purchase (check applicable box):

________	________ shares of the common stock covered by the Warrant; or
________	the maximum number of shares of common stock covered by the Warrant pursuant to the cashless exercise procedure set forth in Section 2 of the Warrant.

The undersigned herewith makes payment of the full Exercise Price for such shares at the price per share provided for in the Warrant, which is $___________.  Such payment takes the form of (check applicable box or boxes):

_______	$__________ in lawful money of the United States; and/or
________

the cancellation of such portion of the Warrant as is exercisable for a total of _______ shares of Common Stock (using a Fair Market Value of $_______ per share for purposes of this calculation); and/or

________

the cancellation of such number of shares of Common Stock as is necessary, in accordance with the formula set forth in Section 2.2 of the Warrant, to exercise this Warrant with respect to the maximum number of shares of Common Stock purchasable pursuant to the cashless exercise procedure set forth in Section 2 of the Warrant.

The undersigned requests that the certificates for such shares be issued in the name of, and delivered to ______________________________________________ whose address is ___________________________________________________________________________.

The undersigned represents and warrants that all offers and sales by the undersigned of the securities issuable upon exercise of the Warrant shall be made pursuant to registration of the Common Stock under the Securities Act of 1933, as amended (the “Securities Act”) or pursuant to an exemption from registration under the Securities Act.

Dated:	____________________	___________________________________
(Signature must conform to name of holder as specified on the face of the Warrant)
Address:________________________________ ________________________________

EXHIBIT B

FORM OF TRANSFEROR ENDORSEMENT

(To Be Signed Only On Transfer Of Warrant)

For value received, the undersigned hereby sells, assigns, and transfers unto the person(s) named below under the heading “Transferees” the right represented by the within Warrant to purchase the percentage and number of shares of Common Stock of STEN Corporation (the “Company”) into which the within Warrant relates specified under the headings “Percentage Transferred” and “Number Transferred,” respectively, opposite the name(s) of such person(s) and appoints each such person Attorney to transfer its respective right on the books of the Company with full power of substitution in the premises.

Transferees	Address	Percentage Transferred	Number Transferred

Dated:	_______________________	______________________________________
(Signature must conform to name of holder as specified on the face of the Warrant)
Address:______________________________ ______________________________
SIGNED IN THE PRESENCE OF:
_____________________________________
(Name)
ACCEPTED AND AGREED: [TRANSFEREE]
__________________________________
(Name)

KENNETH W. BRIMMER

c/o STEN Corporation

10275 Wayzata Blvd., Suite 310

Minnetonka, Minnesota  55305

October 31, 2008

LV Administrative Services, Inc.

c/o Valens Capital Management, LLC

335 Madison Avenue, 10th Floor

New York, New York 10017

Ladies and Gentlemen:

Reference is made to (i) that certain Security Agreement, dated as of November 23, 2007, between the STEN Corporation, a Minnesota corporation (“STEN”), STEN Credit Corporation, a Utah corporation (“STEN Credit”), STENCOR, Inc., a Minnesota corporation (“STENCOR”), STEN Financial Corporation, a Utah corporation (“STEN Financial”), EasyDrive Cars and Credit Corp., an Arizona corporation (“EasyDrive”), BTAC Properties, Inc., a Minnesota corporation (“BTAC”), Alliance Advance, Inc., an Arizona corporation (“Alliance”), STEN Acquisition Corporation, a Minnesota corporation (“STEN Acquisition”), and Burger Time Acquisition Corporation, a Minnesota corporation (“BT Acquisition” and together with STEN, STEN Credit, STENCORP, EasyDrive, BTAC, Alliance, STEN Acquisition, each a “Company” and collectively, the “Companies”) and LV Administrative Services, Inc., as administrative and collateral agent (the “Agent”) for Valens U.S. SPV I, LLC, a Delaware limited liability company (“Valens”) and the lenders from time to time party thereto (the “Lenders” together with the Valens and the Agent, collectively, the “Creditor Parties” and each, a “Creditor Party”) (as amended, modified or supplemented from time to time, the “Security Agreement”), and (ii) that certain Omnibus Amendment dated of even date hereof between the Companies and the Creditor Parties (the “Amendment” and together with the Security Agreement and the Ancillary Agreements described therein, collectively, the “Documents”).  All terms used herein but not otherwise defined herein shall have the meaning ascribed such terms in the Documents.

This letter agreement is being delivered by the undersigned (the “Purchaser”), a shareholder of the Companies, in connection with the Amendment.  The consideration received by the Purchaser for signing this letter agreement is the execution and delivery by the Creditor Parties of the Amendment, which is a benefit to the Companies and their subsidiaries.

The undersigned agrees to deliver, within thirty (30) days of this letter agreement, to the Agent an executed Asset Purchase Agreement to purchase the assets of STENCOR (the “APA”) for an amount that is no less than $1,300,000 (inclusive of the assumption of the current mortgage in the outstanding principal amount of $473,000 and the assumption of Trade Accounts Payable of $157,000) on terms and conditions satisfactory to Creditor Parties in their sole and absolute discretion, including, without limitation, a closing date that is no later than sixty (60) days following the execution of such Asset Purchase Agreement (the “Purchase Transaction”).

The Purchaser acknowledges and agrees that his failure deliver the APA or close the Purchase Transaction or any other requirements herein within the applicable time limit shall, in each event, constitute an “Event of Default” under the Documents, provided that the Companies shall not have been able to enter into an asset purchase agreement to purchase the assets of STENCOR for an amount that is no less than $1,300,000 with an alternative purchaser on terms and conditions satisfactory to Creditor Parties in their sole and absolute discretion within fifteen (15) days of the notice of such failure.

The Creditor Parties shall be entitled to seek injunctive or other equitable relief to remedy or prevent any actual breach of this letter agreement.

Nothing in this letter agreement shall be deemed to be a consent to a Purchase Transaction to otherwise release or discharge Creditor’s security interests, liens, mortgages and/or other charges or encumbrances created on or with respect to any assets of any Company.

Except as stated herein, nothing set forth in this letter agreement shall be deemed to constitute a modification or waiver of any of the other terms, conditions or provisions of the Documents.

This letter agreement shall be deemed to be an Ancillary Agreement under and as defined in the Documents.  THIS LETTER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CHOICE OF LAW RULES OF NEW YORK.  In connection with this letter agreement, the parties hereto hereby consent to the jurisdiction and venue of the state courts of the State of New York and the federal courts located in the Southern District of New York, and waive any objection based on any such court being an inconvenient forum.

This letter agreement may be executed in counterparts and such counterparts shall, when taken together, constitute one and the same agreement.  Any signature delivered by a party by facsimile or electronic transmission shall be deemed to be an original signature hereto.

__________________________

Kenneth W. Brimmer

Acknowledged and Agreed:

LV ADMINISTRATIVE SERVICES, INC. By: ______________________________ Name: Patrick Regan Title: Authorized Signatory
VALENS U.S. SPV I, LLC By: Valens Capital Management, LLC its investment manager By: ______________________________ Name: Patrick Regan Title: Authorized Signatory
STEN CORPORTION By: _______________________________ Name: Kenneth W. Brimmer Title: Chief Executive Officer

STEN CREDIT CORPORTION By: ______________________________ Name: Kenneth W. Brimmer Title: Chief Executive Officer
STENCOR INC. By: _______________________________ Name: Kenneth W. Brimmer Title: Chief Executive Officer

EASY DRIVE CARS AND CREDIT CORPORATION By: _______________________________ Name: Kenneth W. Brimmer Title: Chief Executive Officer
BTAC PROPERTIES, INC. By: _______________________________ Name: Kenneth W. Brimmer Title: Chief Executive Officer
STEN FINANCIAL CORPORATION By: _______________________________ Name: Kenneth W. Brimmer Title: Chief Executive Officer
ALLIANCE ADVANCE, INC. By: _______________________________ Name: Kenneth W. Brimmer Title: Chief Executive Officer